Exhibit 5.1

Troutman Pepper Locke LLP 401 9th Street, NW, Suite 1000 Washington, DC 20004 troutman.com

July 23, 2025

Simmons First National Corporation 501 Main Street Pine Bluff, AK 71601

Ladies and Gentlemen:

We have acted as counsel to Simmons First National Corporation, an Arkansas corporation (the “Company”), in connection with the offer and sale to the Underwriters (as defined below) of 18,653,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (“Common Stock”) (including 2,433,000 shares pursuant to the Underwriters’ option to purchase additional shares of Common Stock) pursuant to the terms of an Underwriting Agreement, dated July 21, 2025 (the “Underwriting Agreement”), by and among the Company and Stephens, Inc., Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (the “Underwriters”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement on Form S-3ASR (Registration No. 333-279502), including the (i) Prospectus dated May 17, 2024 therein, (ii) the Preliminary Prospectus Supplement, dated July 21, 2025, related to the offer and sale of the Common Stock (the “Preliminary Prospectus Supplement”) and (iii) the Final Prospectus Supplement, dated July 21, 2025, related to the offer and sale of the Common Stock (the “Final Prospectus Supplement”);

2. The Amended and Restated Articles of Incorporation of the Company, as amended and supplemented through the date hereof (the “Articles of Incorporation”), certified as of a recent date by the Arkansas Secretary of State;

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3. The Amended and Restated Bylaws of the Company, as amended through the date hereof, certified as of a recent date by an officer of the Company;

4. A certificate of the Arkansas Secretary of State as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company, relating to the offer and sale of the Common Stock (the “Resolutions”), certified by an officer of the Company as being complete, accurate and in effect;

6. The Underwriting Agreement; and

7. Such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1. Each individual executing or delivering any of the Documents, whether on behalf of such individual or another person, is legally competent to do so;

2. Each individual executing or delivering any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

3. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise; and

4. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock the Company is then authorized to issue under the Articles of Incorporation.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized and when and if issued by the Company and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

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The foregoing opinion is limited to the substantive laws of the State of Arkansas, and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Arkansas, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

This opinion is being furnished to you for your submission to the Commission as an exhibit to a current report on Form 8-K (the “8-K”), to be filed by the Company with the Commission on or about the date hereof, and its incorporation by reference into the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein and under the section “Legal Matters” in the Preliminary Prospectus Supplement and Final Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Troutman Pepper Locke LLP
TROUTMAN PEPPER LOCKE LLP